Exhibit 99.1

Azitra Receives Notice of Non-Compliance from NYSE American and Makes NYSE American Section 610(b) Public Announcement

BRANFORD, Conn. - March 13, 2026 /PRNewswire/ - Azitra, Inc. (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced it received a notice from the staff of NYSE American LLC (the “Exchange”) that Azitra was not in compliance with the Exchange’s continued listing standards under Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(iii) requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As previously reported, on October 1, 2025, Azitra received a letter from the NYSE American stating that it is not in compliance with the minimum stockholders’ equity requirement of Section 1003(a)(ii) of the Company Guide requiring stockholders’ equity of $4.0 million or more if the Company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years.

On October 31, 2025, the Company submitted a plan (the “Plan”) to the NYSE American addressing how the Company intends to regain compliance with the requirements under Section 1003(a)(ii) by April 1, 2027, which Plan was accepted on December 16, 2025. In accordance with the notice from the Exchange, Azitra has until April 1, 2027 to regain compliance with the NYSE American’s listing standards regarding the minimum stockholders’ equity requirements of Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide. If Azitra is not in compliance with the continued listing standards by April 1, 2027, or if Azitra does not make progress consistent with the Plan during the plan period, NYSE Regulation staff will initiate delisting proceedings as appropriate.

Azitra will continue its listing on NYSE American during the plan period and will be subject to periodic reviews, including quarterly monitoring for compliance with the Plan until it has regained compliance. Azitra is assessing and exploring multiple funding avenues and is committed to achieving compliance with the Exchange’s requirements.

Receipt of the notice from the Exchange has no immediate effect on the listing or trading of Azitra’s common stock on the Exchange, and does not affect Azitra’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission (the “SEC”).

Azitra also advises that as previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2025, filed February 27, 2026, with the SEC, the audited financial statements contained an audit opinion from its independent registered public accounting firm that included a Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern paragraph. This announcement is made pursuant to NYSE American Company Guide Sections 410(h) and 610(b), which requires separate public announcement of the receipt of an audit opinion containing a going concern paragraph. This announcement does not represent any change or amendment to the Company’s consolidated financial statements or to its Annual Report on Form 10-K for the year ended December 31, 2025.

About Azitra

Azitra, Inc. is a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology. The Company’s lead program, ATR-12, uses an engineered strain of S. epidermidis designed to treat Netherton syndrome, a rare, chronic skin disease with no approved treatment options. Netherton syndrome may be fatal in infancy with those living beyond a year having profound lifelong challenges. The ATR-12 program includes a Phase 1b clinical trial in adult Netherton syndrome patients. ATR-04, Azitra’s additional advanced program, utilizes another engineered strain of S. epidermidis for the treatment of EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFRi associated rash, which impacts approximately 150,000 people in the U.S. Azitra has an open IND for its ATR-04 program in patients with EGFRi associated rash. The ATR-12 and ATR-04 programs were developed from Azitra’s proprietary platform of engineered proteins and topical live biotherapeutic products that includes a microbial library comprised of approximately 1,500 bacterial strains. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts, and helps screen the library of strains for drug like molecules. For more information, please visit https://azitrainc.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding Azitra’s ability to continue operations, Azitra’s expectations for compliance with the Plan and applicable Exchange requirements, Azitra locating or acquiring funding in the future, and actions of Azitra and/or the Exchange to be taken with respect to matters discussed in the notices referenced herein.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to that we may experience delays in the dosing the first patient in this Phase 1/2 trial; our product candidates may not be effective; there may be delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; our actions and/or the Exchange’s actions to be taken with respect to matters discussed in the notices from the Exchange; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the SEC on February 27, 2026. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

231-632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com